Exhibit T3A.14

REGISTRAR GENERAL’S OFFICE P O Box 532 Nassau Bahamas
Your reference

Our reference 31,281

Date 13th February, 1985.
     I, MARY EMILY ORIEL RODGERS, Acting Registrar General of The Commonwealth of The Bahamas, do hereby certify that on the 4th day of December, 1984, a Memorandum of Association of WINDSTAR CRUISES LIMITED, was filed and registered in this Office under the provisions of The Companies Act whereby the said parties became an incorporated company under the name and style of WINDSTAR CRUISES LIMITED.
     AND I FURTHER CERTIFY that on the 5th day of February, 1985, a copy of a Special Resolution passed at an Extraordinary General Meeting of the Shareholders of the company held on the 21st day of December, 1984, and duly confirmed at a subsequent Extraordinary General Meeting of the Shareholders of the company held on the 4th day of January, 1985, was deposited for record in this Office whereby the name of the company was changed to WINDSTAR SAIL CRUISES LIMITED.
GIVEN under my hand and seal of Office at the City of Nassau in the Island of New Providence one of the Islands of the said Commonwealth this 13th day of February, A, D., 1985.

/s/ M. E. O. Rodgers
ACTING REGISTRAR GENERAL.